Exhibit 99.1
BankAtlantic Bancorp Reports Financial Results
For the Second Quarter, 2008
21% Improvement Compared to First Quarter, 2008
FORT LAUDERDALE, Florida — July 29, 2008 —BankAtlantic Bancorp, Inc. (NYSE: BBX) today reported a net loss from continuing operations of ($19.4) million, or ($0.35) per diluted share for the quarter ended June 30, 2008, representing a 21.2% improvement compared to the net loss of ($24.6) million or ($0.44) per diluted share for the first quarter of 2008. BankAtlantic Bancorp (“the Company”) reported net income of $11.7 million, or $0.20 per diluted share, for the second quarter of 2007.
BankAtlantic, the banking subsidiary of BankAtlantic Bancorp, reported a net loss of ($14.1) million for the quarter ended June 30, 2008 compared to a net loss of ($17.0) million for the first quarter of 2008, a 17.2% improvement, and net income of $10.4 million for the second quarter of 2007. BankAtlantic’s second quarter 2008 pre-tax core operating earnings (defined as pre-tax earnings before the impact of loan loss provisions, impairment, restructuring and exit activities) was $20.3 million, versus $17.2 million in the comparable 2007 period, an 18% improvement. BankAtlantic’s second quarter 2008 pre-tax core operating earnings rose 36.8%, up from $14.8 million in the first quarter of 2008. Loan loss provisions, impairment, restructuring and exit activity expenses aggregated $43.8 million in the second quarter of 2008, $6.0 million in the second quarter of 2007 and $42.8 million in the first quarter of 2008.
BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “It is generally hard to find good news in bad news but this is one of those circumstances. While there is no question that many of our loyal customers are hurting — and their pain causes us pain — we are beginning to see early signals that segments of the environment are stabilizing and upcoming and meaningful government support for the economy is materializing. We are hopeful that the healing process has begun for our customers and for us. Our core operating earnings are showing marked improvement and our aggressive recognition of credit issues when the tidal wave hit last year appears to be paying off. Also, while we clearly experienced significant credit losses, we are pleased that our decisions over the last few years to avoid many of the investments that have severely hurt so many institutions has left us better off than many banks and thrifts who are not only dealing with the kind of core credit issues we have, but are also having to address the market that now exists for exotic assets.
     “Our desirable position in this awful market is not an accident. During its 56 years serving Florida, BankAtlantic has experienced and successfully navigated through a number of economic and real estate downturns. Despite the noise in some quarters driven by misinformation, bad information, and simply irresponsible reporting disconnected from fact, BankAtlantic, with its strong core of retail customers, is well positioned to emerge from the current economic downturn stronger, leaner, wiser and more profitable.
     “The reported earnings reflect the financial results of BankAtlantic Bancorp, BankAtlantic’s holding company. In light of the current volume of misinformation being circulated, it is important to note that it is our subsidiary, BankAtlantic, which enjoys federal deposit insurance. Our investment in that subsidiary financial institution is critical to BankAtlantic Bancorp’s success. For the purpose of evaluating the safety and soundness of an insured entity, however, BankAtlantic is evaluated based on its own financials, independent from the consolidated financials of BankAtlantic Bancorp. We remain pleased to report on the financial condition of both our subsidiary as well as BankAtlantic Bancorp.
     “As of June 30, 2008, BankAtlantic remains in every measurable category a ‘well capitalized’ institution under all regulatory standards. Its total risk based capital ratio is 11.77%, Tier 1 risk based capital ratio is 9.99%, tangible capital ratio is 6.82%, and core capital is 6.82%; all exceeding the ‘well capitalized’ standard for the respective capital ratios. Its ratio of non-performing loans to total loans is 1.75%, and its ratio of non-performing assets to its capital and reserves is 15.5%. While market conditions have driven those ratios higher than we would like, they are both better than industry averages today, and, we believe, represent a significant accomplishment considering the state of the Florida economy and the problems facing other institutions. BankAtlantic is sound, strong and has a long and bright future to look forward to, built on the high level of service it provides to its loyal customers in its dynamic retail network.
     “BankAtlantic’s residential lending practices have never included subprime, option-arm, negative amortization or similar products. We believe that is why BankAtlantic’s $2.0 billion Residential loan portfolio has experienced net losses that appear to be significantly below standard industry comparison. In addition, BankAtlantic’s investment portfolio does not include any commercial paper, collateralized debt obligations, structured investment vehicles, Fannie Mae or Freddie Mac equity or debt securities, or investments otherwise considered high-risk. The decisions to forego the potential profits earned by others on these types of investments have in the longer term proven wise.
     “Early on, we recognized credit issues in certain segments of our loan portfolios. We believe that these issues are largely attributable to the economic downturn and the decline of the Florida residential real estate markets. We also believe that we have made significant progress since the start of the current real estate crisis through the second quarter of 2008. As is detailed below, net interest income, non-interest income and core operating earnings have all increased. Core deposits (DDA, NOW and Savings) have increased. Non-interest expenses have declined and charge-offs in commercial real estate have declined.
     “BankAtlantic’s internal capital projections indicate continued ‘well capitalized’ ratios without additional capital, even if it is necessary to absorb additional charge-offs. Having said that, and despite our belief that our government has and will use the tools to keep our economy from slipping significantly further, we are also planning for a worst case economic scenario we hope will never occur. Simply put, notwithstanding what likely will happen, we must plan for what could happen and for the most dire of circumstances affecting our customers.
     “The time to raise capital is when you might need it but do not then need it. This is that time. Accordingly, we have decided to pursue raising additional capital through a shareholder rights offering of Common Stock to the Company’s shareholders which we are publicly announcing today in a separate press release. Offering our stock directly to our existing shareholders at a discount to the market will give every shareholder the opportunity to participate and acquire shares on the same terms. We believe this is the fairest and most equitable approach for our current shareholders.
     “We appreciate the support our company has enjoyed over the years from its customers, shareholders, and employees. As dark as it has been for the economy during this year, we have seen, survived and prospered through much worse. We will do so now as well, as we work to make certain that those who believe in the future of this company are rewarded for having done so.”

BankAtlantic Highlights:
BankAtlantic Performance:
     Net Income — BankAtlantic’s Chief Executive Officer, Jarett S. Levan, commented, “Despite the losses associated with our loan portfolios, we have made significant progress in improving core operating earnings.
     “Year-to-date, pre-tax core operating earnings, which exclude the impact of loan loss provisions and impairment, restructuring and exit activity, were $35.1 million versus $28.1 million at June 30, 2007, representing a 24.9% improvement. As stated above, the second quarter 2008 pre-tax core operating earnings were $20.3 million, a 36.8% improvement over $14.8 million reported for the first quarter of 2008. Loan loss provisions, impairment, restructuring, exit activity expenses and tax provisions, aggregated ($66.1) million and ($17.1) million for the six months ended June 30, 2008 and 2007, respectively, and ($34.3) million and ($31.8) million for the three months ended June 30, 2008 and March 31, 2008, respectively. Details for each period are provided in the supplementary financial statements included with this press release. We believe these improvements reflect management’s success in reducing operating expenses and improving profitability in the core business in spite of the challenges in the current economic environment.
     Deposit Accounts and Balances — “Over 75% of BankAtlantic’s $3.9 billion in total deposits at June 30, 2008 is comprised of non-CD balances, which we believe speaks to the strength and stability of our deposit base and franchise. Total Bank core deposit balances, representing Demand, NOW and Savings accounts, increased $52.2 million year-to-date, compared to $109.6 million for the comparable 2007 period, which we believe is a result of the impact of the economic environment on our customers.
     Net Interest Margin— “Net interest income for the second quarter of 2008 was $49.9 million compared to $48.0 million in the previous quarter and $50.9 million in the corresponding 2007 quarter. The tax equivalent net interest margin was 3.58% in the second quarter of 2008, up 21 basis points, compared to 3.37% in the first quarter of 2008, and 3.72% in the corresponding quarter of 2007. The decline from the 2007 quarter was due primarily to competitive pricing pressures in this interest rate environment and the impact of non-performing assets. Additionally, average earning assets decreased $99.8 million and $120.8 million compared to the first quarter of 2008 and the second quarter of 2007, respectively, due to our conscious decision to slow loan growth in support of capital preservation and credit risk management initiatives.
     Non-interest income — “Non-interest income for the second quarter of 2008 was $36.7 million, a 3.3% increase over the first quarter of 2008 and essentially flat with the second quarter of 2007. Total non-interest income for the second quarter was 42% of total income. Approximately 67% of our non-interest income is generated directly by our deposit account base, representing what we believe is a consistent and stable source of income for BankAtlantic.
     Non-interest expense — “We remain committed to a multi-year program to create a more efficient operating platform. Recurring non-interest expense in the quarter continued to show material improvement from prior periods, as we completed the early stages of this initiative. Year-to-date, excluding impairment, restructuring and exit activity charges of $5.8 million in 2008 and $3.7 million in 2007, non-interest expense improved $11.5 million or 7.8% from the 2007 year-to-date period. Excluding impairment, restructuring and exit activity charges of $1.1 million in the second quarter of 2007 and of $6.0 million in the second quarter of 2008, non-interest expense during the second quarter of 2008 was $66.4 million, a decline of $4.0 million or 5.7% from the comparable 2007 quarter. Excluding impairment, restructuring and exit activity recoveries of ($0.1) million in the first quarter of 2008 and charges of $6.0 million in the second quarter of 2008, non-interest expense during the second quarter of 2008 decreased $2.4 million or 3.4% from the first quarter of 2008. Total non-interest expense was $72.3 million in the second quarter of 2008, compared to $71.5 million in the second quarter of 2007 and $68.6 million in the first quarter of 2008.
     “Through reductions in staff and normal attrition we have reduced headcount by 27.3% since January 2007. These expense reductions were achieved despite absorbing incremental direct expense, year-over-year, related to 31 new stores opened from 2005 to date and operating expenses associated with our recently sold Central Florida stores.
Credit Risk Management:
     Credit - “BankAtlantic experienced net charge-offs of $22.8 million in the second quarter of 2008, representing a 51.6% improvement over first quarter 2008 net charge-offs. This was largely the result of the performance of our Commercial Real Estate portfolio, where net charge-offs for the second quarter of 2008 were $14.5 million ($13.8 million of which was related to one loan), an improvement of over $26.1 million compared to the $40.6 million charged-off in the first quarter of 2008. Non-accrual loans were re-appraised during the first half of this year and the valuation adjustments are reflected in these charge-offs and specific reserves. The quarter’s net charge-offs also included Consumer loans of $7.1 million, Residential loans of $0.8 million, and Small Business loans of $0.3 million. Commercial business loans did not have any charge-offs in this quarter or in the comparable 2007 period.
     “The provision for loan loss in the second quarter of 2008 was $37.8 million, as we increased our allowance for loan losses to a total of $98.4 million (representing 2.21% of total loans), primarily reflecting additional specific reserves in our Commercial Real Estate portfolio related to recent valuation updates and increases in our Consumer portfolio reserves. The allowance coverage of total non-accrual loans was 126.34% at June 30, 2008, and the ratio of non-performing loans to total loans at June 30, 2008 was 1.75%.
     Commercial Real Estate Loans — “The Bank’s Commercial Real Estate loan portfolio at June 30, 2008 totaled $1.3 billion, including the following loan categories which we believe have the most exposure to declines in the real estate market:
     “Builder land bank loans: This category of 7 loans aggregates $64.0 million; 2 of the loans, totaling $17.6 million, are on non-accrual.
     “Land acquisition and development loans: This category of 26 loans aggregates $172.3 million; one loan, totaling $3.2 million, is on non-accrual.
     “Land acquisition, development and construction loans: This category of 18 loans aggregates $88.1 million; 3 of these loans, totaling $24.7 million, are on non-accrual.
     “These non-accrual commercial real estate loans are reflected on the Bank’s financial statements at approximately 50% of their principal balances before charge-offs or specific reserves. Additionally, we would note that these three loan categories that we identified in the third quarter of 2007 have been the source for 84% of the existing non-accrual commercial real estate loan balances and 99.7% of commercial real estate charge-offs since the third quarter of 2007. Further, loans identified in the third quarter 2007 as non-accrual have been the source of 79.2% of the total charge-offs since that time. We expect continued pressure on this portfolio throughout 2008, including the possibility of additional non-accrual loans, provisions and charge-offs. However, we believe the current trends in our Commercial Real Estate portfolio appear to be stabilizing.

     Purchased Residential Loans— “Our Purchased Residential loan portfolio was $2.0 billion at quarter-end, representing 44.4% of the Bank’s total loans. This portfolio consists of approximately 6,500 first mortgage loans secured by properties in every state of the nation. As we previously stated, our standard products in this portfolio have never included purchased or originated subprime, negative amortizing or option-arm loans. The portfolio is geographically diverse with 92% located outside of Florida, the weighted average FICO score of borrowers in this portfolio was 742 at the time of origination, the weighted average loan-to-value of the loans in this portfolio at the time of origination was 68.9%, and the original back end debt ratio was a weighted average of 33.1%. As of June 30, 2008, the average time to payment reset was 61 months. Quarter-end delinquencies, including non-accrual loans, were 1.33% of the unpaid principal balance, versus 1.17% in the previous quarter. Non-accrual balances in this portfolio increased to $16.7 million at June 30, 2008 from $13.2 million at March 31, 2008. Based on more recently obtained property valuations, the weighted average loan-to-value of the non-accrual loan balances on June 30, 2008 was 74.8%, and the year-to-date annualized charge-offs remain low at 0.16%. While this portfolio is experiencing greater pressure than in the past, we believe that it remains a strong performing portfolio.
     Consumer Loans — “Our Consumer loan portfolio had outstanding balances of $734.4 million at quarter-end, with home equity loans representing 96.4% of this portfolio. None of our home equity loans have been purchased from others; 100% have been originated in our local markets with central underwriting. Approximately 19% of this portfolio is secured by first mortgages. The loans in this portfolio have an updated weighted average loan-to-value, inclusive of first mortgages, of 74.4%, and an updated weighted average Beacon score of borrowers of approximately 737. Total delinquencies in this portfolio, including non-accruals, at June 30, 2008 were 2.17% versus 1.76% at March 31, 2008. Non-accrual balances in this portfolio were essentially flat at $4.5 million at June 30, 2008 compared to $4.4 million at March 31, 2008. During the first half of 2008, we decreased our consumer loan available commitments by $122.7 million in an effort to reduce overall exposure. Notwithstanding our efforts, based on current economic conditions, we anticipate that we will continue to experience elevated levels of delinquencies and charge-offs in this portfolio during the balance of the year.
Capital Strength:

     Capital — “At June 30, 2008, BankAtlantic’s Core, Tier I and Total Capital ratios were 6.82%, 9.99% and 11.77%, respectively, exceeding the regulatory well-capitalized thresholds of 5.0%, 6.0% and 10.0%. BankAtlantic’s ratio of non-performing assets to common equity plus reserves was 15.5% at June 30, 2008. BankAtlantic Bancorp contributed $35.0 million in capital to BankAtlantic during the second quarter of 2008, and has contributed $55.0 million of capital year-to-date, offsetting the impact of the losses and further strengthening the Bank’s already well-capitalized base.
     “Florida remains one of the best banking markets in the country. We are positioned to take advantage of opportunities in this market as we emerge from this economic cycle with a more efficient operating platform and improved core operating earnings.” concluded Jarett S. Levan.
Parent:
     Stifel Investment — BankAtlantic Bancorp’s Chairman and CEO, Alan B. Levan, further commented, “During the quarter, we completed the sale of all of our remaining shares of Stifel Financial Corp. common stock for proceeds of $15.7 million, representing a gain of $3.7 million. As a result of Stifel’s recent three for two stock split, we currently hold warrants to purchase 722,586 shares of Stifel Financial Corp. common stock at an exercise price of $24.00 per share. BankAtlantic Bancorp recorded a $4.5 million gain associated with the change in value of the warrants in the second quarter of 2008, versus the $6.1 million gain recorded in the second quarter of 2007.
     Asset Workout Subsidiary — “As previously announced, during the first quarter of 2008, BankAtlantic Bancorp formed a wholly-owned asset workout subsidiary. BankAtlantic transferred approximately $101.5 million of non-accrual loans and $6.4 million in specific loan reserves to the workout subsidiary on March 31, 2008 in exchange for a cash payment of $94.8 million. These assets are no longer held by BankAtlantic, and any gain or loss associated with these assets will have no impact on BankAtlantic’s operations or capital, but will be included in BankAtlantic Bancorp’s (the Parent company) consolidated results. These assets, as with all other assets and liabilities at BankAtlantic Bancorp, should not be combined with those of BankAtlantic when evaluating and comparing metrics for BankAtlantic as the insured financial institution.

     “At June 30, 2008, the loans held by the workout subsidiary totaled $92.8 million with specific loan reserves of $7.7 million. During the second quarter, primarily as a result of updated valuations, these loans were charged-down by $8.2 million, and BankAtlantic Bancorp recorded a provision for loan losses of $9.4 million. Additionally, during the quarter, one loan for $2.4 million returned to accrual status. The breakdown of the non-accrual loans held by the Company’s asset workout subsidiary is as follows:
     “Builder land bank loans: Four loans aggregating $29.0 million.
     “Land acquisition and development loans: Four loans aggregating $19.5 million.
     “Land acquisition, development and construction loans: Nine loans aggregating $29.3 million.
     “Other Commercial real estate loans: Three loans aggregating $7.0 million.
     “Commercial business loans: Three loans aggregating $5.6 million.
     “These commercial real estate non-accrual loans are carried on BankAtlantic Bancorp’s books at approximately 63.3% of their principal balances prior to charge-offs or specific reserves. While BankAtlantic Bancorp may consider pursuing a possible joint venture or sale of its interests in the workout subsidiary in the future, there is no assurance this will occur.
BankAtlantic Bancorp:
     Cash Dividend — “BankAtlantic Bancorp’s Board of Directors declared a cash dividend of $0.005 per share to all shareholders of record of its Class A and Class B Common Stock at the close of trading on July 3rd, 2008. This quarter’s dividend declaration marked BankAtlantic Bancorp’s 60th consecutive quarterly dividend payment,” concluded Alan B. Levan.
Financial Highlights:
Second Quarter, 2008 Compared to Second Quarter, 2007
BankAtlantic Bancorp — consolidated:
•	(Loss) income from continuing operations of ($19.4) million versus income of $11.7 million

•	Diluted (loss) earnings per share from continuing operations of ($0.35) versus $0.20

•	Return on average tangible equity from continuing operations was (21.63%) versus 10.47%

•	Book value per share was $7.27 versus $8.83

BankAtlantic:
•	Business segment (loss) income was ($14.1) million versus income of $10.4 million

•	Pre-tax operating earnings (pre-tax loss before impact of provision for loan losses, impairments, restructuring and exit activities of $43.8 million for the 2008 quarter and $6.0 million for the 2007 quarter) was $20.3 million versus $ 17.2 million

•	Over 40,000 new core deposit accounts opened

•	Return on average tangible assets was (0.94%) versus 0.68%

•	Return on average tangible equity was (12.06%) versus 8.26%

•	Tax equivalent net interest margin decreased to 3.58% versus 3.72%

•	Non-interest income remained flat at $36.7 million

•	Non-interest expense was $66.4 million versus $70.4 million, a decrease of 5.70%, before the impairment, restructuring and exit activities of $6.0 million in 2008 and $1.1 million in 2007
Second Quarter, 2008 Compared to First Quarter, 2008
BankAtlantic Bancorp — consolidated:
•	(Loss) from continuing operations of ($19.4) million versus ($24.6) million

•	Diluted (loss) per share from continuing operations of ($0.35) versus ($0.44)

•	Return on average tangible equity from continuing operations was (21.63%) versus (25.73%)

•	Book value per share was $7.27 versus $7.73
BankAtlantic:
•	Business segment (loss) was ($14.1) million versus ($17.0) million

•	Pre-tax operating earnings (pre-tax loss before impact of provision for loan losses, impairments, restructuring and exit activities of $43.8 million for the second quarter and $42.8 million for the first quarter) was $20.3 million versus $14.8 million

•	Return on average tangible assets was (0.94%) versus (1.12%)

•	Return on average tangible equity was (12.06%) versus (14.52%)

•	Tax equivalent net interest margin increased to 3.58% versus 3.37%

•	Non-interest income was $36.7 million versus $35.6 million

•	Non-interest expense was $66.4 million versus $68.7 million, a decrease of 3.43%, before the impairment, restructuring and exit activities of $6.0 million in the second quarter and a $0.1 million recovery during the first quarter
Year-to-date 2008 Compared to Year-to-date 2007
BankAtlantic Bancorp — consolidated:
•	(Loss) income from continuing operations was ($43.9) million versus income of $9.5 million

•	Diluted (loss) earnings per share from continuing operations was ($0.78) versus $0.16

•	Return on average tangible equity from continuing operations was (23.75%) versus 4.24%
BankAtlantic:
•	Business segment (loss) income was ($31.0) million versus income of $11.0 million

•	Pre-tax operating earnings (pre-tax loss before impact of provision for loan losses, impairments, restructuring and exit activities of $86.5 million year-to-date 2008 and $16.1 million year-to-date 2007) was $35.1 million versus $28.1 million

•	Nearly 103,000 new core deposit accounts opened

•	Return on average tangible assets was (1.03%) versus 0.36%

•	Return on average tangible equity was (13.29%) versus 4.39%

•	Non-interest income was $72.3 million versus $71.7 million, an increase of 0.77%

•	Non-interest expense, before the $5.8 million and $3.7 million of impairment, restructuring and exit activities during the 2008 and 2007 periods, was $135.1 million versus $146.6 million, a decrease of 7.8%
Financial data is provided in the supplemental financial tables included with this release for both BankAtlantic (bank only) as well as the Parent- BankAtlantic Bancorp. Additionally, BankAtlantic financial information is provided quarterly to the OTS through Thrift Financial Reports, available to the public through the OTS and FDIC websites.

BankAtlantic Bancorp plans to host an investor and media teleconference call and webcast on Wednesday, July 30, 2008 at 11:00 a.m. (Eastern Time).
Teleconference Call Information:

     To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-968-8156. International calls may be placed to 706-634-5752. Domestic and international callers may reference PIN number 54889866.
     A replay of the conference call will be available beginning two hours after the call’s completion through 5:00 p.m. Eastern Time, Wednesday, August 13, 2008. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is 54889866.
Webcast Information:
     Alternatively, individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the webcast, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section and click on the “Webcast” navigation link, or go directly to http://www.visualwebcaster.com/event.asp?id=49472. The archive of the teleconference call will be available through 5:00 p.m. Eastern Time, Wednesday, August 13, 2008.
     BankAtlantic Bancorp’s second quarter, 2008 financial results press release and financial summary, as well as the Supplemental Financials (a detailed summary of significant financial events and extensive business segment financial data), will be available on its website at: www.BankAtlanticBancorp.com.
•	To view the financial summary, access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the Supplemental Financials, access the “Investor Relations” section and click on the “Supplemental Financials” navigation link.
     Copies of BankAtlantic Bancorp’s second quarter, 2008 financial results press release and financial summary, and the Supplemental Financials will also be made available upon request via fax, email, or postal service mail. To request a copy, contact BankAtlantic Bancorp’s Investor Relations department using the contact information listed below.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.
About BankAtlantic:
BankAtlantic, “Florida’s Most Convenient Bank”, with over $6 billion in assets and more than 100 stores is one of the largest financial institutions headquartered in Florida. BankAtlantic provides a full line of products and services encompassing consumer and commercial banking. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Online Banking & Bill Pay, a 7-Day Customer Service Center, Totally Free Change Exchange coin counters and free retail and business checking with a free gift. BankAtlantic has been serving communities throughout Florida since 1952 and currently operates more than 250 conveniently located ATMs. The bank has supported thousands of charitable, civic and professional organizations since the inception of the BankAtlantic Foundation in 1994.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com
* To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.
BankAtlantic Bancorp Contact Info:
Donna Rouzeau,
Assistant Vice President, Investor Relations & Corporate Communications
Email: CorpComm@BankAtlanticBancorp.com
Leo Hinkley,
Senior Vice President, Investor Relations Officer
Email: InvestorRelations@BankAtlanticBancorp.com
Phone: (954) 940-5300, Fax: (954) 940-5320
Mailing Address: BankAtlantic Bancorp, Investor Relations
2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Public Relations:
Hattie Hess, Vice President, Public Relations
Telephone: 954-940-6383, Fax: 954-940-6310
Email: hhess@BankAtlantic.com
Public Relations for BankAtlantic:
Boardroom Communications
Caren Berg
Phone: 954-370-8999, Fax: 954-370-8892
Email: cberg@boardroompr.com
# # #
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, including the impact of a continued downturn in the economy or a recession on our business generally, as well as the ability of our borrowers to service their obligations and on our customers to maintain account balances; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans ( including those held in the asset workout subsidiary of the Company), of a sustained downturn in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our residential land acquisition and development loans (including “Builder land bank loans”) and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; BankAtlantic Bancorp’s ability to successfully manage the loans held by the newly formed asset workout subsidiary; the successful completion of a sale or joint venture of BankAtlantic Bancorp’s interests in the newly formed asset workout subsidiary in the future, and the risk that we will continue to realize losses in that loan portfolio; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations; BankAtlantic’s seven-day banking initiatives and other growth, marketing or advertising initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify their costs; the success of our expense discipline initiative and the ability to achieve additional cost savings; the success of BankAtlantic’s new store expansion program, and achieving growth and profitability at the stores in the time frames anticipated, if at all; and the impact of periodic testing of goodwill, deferred tax assets and other assets for impairment. Past performance, actual or estimated new account openings and growth may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

Bank Operations Business Segment
Condensed Statements of Operations (Unaudited)

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Net interest income	$49,923	48,005	47,291	49,235	50,914	97,928	102,984
Provision for loan losses	37,801	42,888	9,515	48,949	4,917	80,689	12,378

Net interest income after provision for loan losses	12,122	5,117	37,776	286	45,997	17,239	90,606

Non-interest income
Service charges on deposits	24,466	24,014	26,342	25,894	25,808	48,480	50,403
Other service charges and fees	7,121	7,433	7,171	7,222	7,524	14,554	14,557
Securities activities, net	1,960	341	861	613	212	2,301	833
Loss from real estate operations	(281)	—	—	—	—	(281)	(12)
Gain on sales of loans	129	76	68	88	138	205	338
Income from unconsolidated subsidiaries	147	1,113	163	182	509	1,260	874
Gain (loss) on the sale of office properties, net	40	(61)	(564)	(362)	(42)	(21)	(195)
Other non-interest income	3,146	2,637	2,249	2,224	2,535	5,783	4,933

Total non-interest income	36,728	35,553	36,290	35,861	36,684	72,281	71,731

Non-interest expense
Employee compensation and benefits	32,118	34,243	37,221	34,244	36,628	66,361	77,292
Occupancy and equipment	16,171	16,383	17,023	16,951	15,923	32,554	31,865
Advertising and business promotion	3,564	4,861	5,596	4,221	4,079	8,425	9,867
Professional fees	2,004	2,260	2,969	2,444	1,233	4,264	2,853
Check losses	2,101	2,718	3,547	3,341	2,731	4,819	4,588
Supplies and postage	1,281	1,003	1,441	1,158	1,629	2,284	3,479
Telecommunication	1,326	1,496	1,342	1,283	1,548	2,822	2,927
Impairment, restructuring and exit activities	5,952	(115)	5,681	11,005	1,122	5,837	3,675
Other	7,820	5,777	6,761	6,848	6,629	13,597	13,746

Total non-interest expense	72,337	68,626	81,581	81,495	71,522	140,963	150,292

(Loss) income from bank operations business segment before income taxes	(23,487)	(27,956)	(7,515)	(45,348)	11,159	(51,443)	12,045
(Benefit) provision for income taxes	(9,428)	(10,975)	(4,143)	(18,236)	754	(20,403)	1,001

Net (loss) income from bank operations business segment	$(14,059)	(16,981)	(3,372)	(27,112)	10,405	(31,040)	11,044

Bank Operations Business Segment
Condensed Statements of Condition and Statistics (Unaudited)

							For the Six
(in thousands except percentages	For the Three Months Ended						Months Ended
and per share data)	6/30/2008		3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Statistics:
Tax equivalent:
Average earning assets		$5,569,690	5,669,461	5,653,913	5,750,192	5,690,488	5,619,575	5,678,563
Average interest bearing liabilities		$4,610,344	4,712,913	4,656,897	4,718,381	4,590,419	4,661,628	4,571,041
Average tangible assets		$6,002,728	6,085,957	6,080,693	6,194,549	6,127,470	6,044,342	6,110,115
Average tangible equity		$466,141	467,952	481,495	507,963	504,091	467,044	503,672
Borrowings to deposits and borrowings	%	31.61	28.74	28.74	29.89	28.74	31.61	28.74
Tax equivalent:
Yield on earning assets	%	5.61	5.88	6.33	6.71	6.70	5.75	6.70
Cost of interest-bearing liabilities	%	2.46	3.02	3.54	3.80	3.70	2.74	3.67
Interest spread	%	3.15	2.86	2.79	2.91	3.00	3.01	3.03
Net interest margin	%	3.58	3.37	3.41	3.59	3.72	3.48	3.74
Performance:
Efficiency ratio	%	83.48	82.13	97.61	95.77	81.65	82.82	86.02
Efficiency ratio before impairment, restructuring and exit activities	%	76.61	82.27	90.81	82.84	80.37	79.39	83.92
Return on average tangible assets	%	(0.94)	(1.12)	(0.22)	(1.75)	0.68	(1.03)	0.36
Return on average tangible equity	%	(12.06)	(14.52)	(2.80)	(21.35)	8.26	(13.29)	4.39
Earning assets repricing:
Percent of earning assets that have fixed rates	%	52	53	54	54	54
Percent of earning assets that have variable rates	%	48	47	46	46	46
One year Gap	%	1	3	(3)	(9)	(7)
Regulatory Capital Ratios
Total risk-based capital	%	11.77	11.83	11.63	11.93	12.34
Tier I risk-based capital	%	9.99	10.04	9.85	10.17	10.62
Core capital	%	6.82	6.87	6.94	7.20	7.48

Bank Operations Business Segment
Condensed Statements of Financial Condition (Unaudited)

	As of
(in thousands)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
ASSETS
Loans receivable, net	$4,357,541	4,388,334	4,524,188	4,586,625	4,618,690
Investment securities	501,741	237,031	262,404	482,666	507,593
Available for sale securities	755,651	790,570	789,917	570,624	563,318
Goodwill	70,489	70,489	70,489	70,489	70,489
Core deposit intangible asset	4,711	5,047	5,397	5,747	6,097
Other assets	679,015	720,485	509,567	557,951	505,874

Total assets	$6,369,148	6,211,956	6,161,962	6,274,102	6,272,061

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits
Demand	$891,142	912,862	824,211	896,094	971,260
NOW	939,714	928,275	900,233	801,289	769,994
Savings	526,303	571,456	580,497	613,010	608,791
Money market	621,899	618,045	624,390	656,218	666,820
Certificates of deposit	955,921	964,976	1,024,074	1,002,197	1,000,278

Total deposits	3,934,979	3,995,614	3,953,405	3,968,808	4,017,143
Advances from Federal Home Loan Bank	1,657,036	1,477,040	1,397,044	1,417,047	1,397,051
Short term borrowings	135,200	108,009	170,433	245,895	193,937
Long term debt	26,287	26,467	26,654	29,125	29,397
Other liabilities	65,655	65,351	79,147	74,539	67,747

Total liabilities	5,819,157	5,672,481	5,626,683	5,735,414	5,705,275
Stockholder’s equity	549,991	539,475	535,279	538,688	566,786

Total liabilities and stockholder’s equity	$6,369,148	6,211,956	6,161,962	6,274,102	6,272,061

Bank Operations Business Segment
Average Balance Sheet — Yield / Rate Analysis

	For the Three Months Ended
	June 30, 2008			June 30, 2007
	Average	Revenue/	Yield/	Average	Revenue/		Yield/
( in thousands)	Balance	Expense	Rate	Balance	Expense		Rate
Loans:
Residential real estate	$2,086,519	28,469	5.46%	$2,215,606	30,181		5.45%
Commercial real estate	1,194,902	16,979	5.68	1,384,405	28,646		8.28
Consumer	743,123	8,273	4.45	635,370	11,836		7.45
Commercial business	127,229	2,224	6.99	147,026	3,306		8.99
Small business	319,095	5,521	6.92	295,483	5,944		8.05

Total loans	4,470,868	61,466	5.50	4,677,890	79,913		6.83
Investments — tax exempt	—	—	—	398,435	5,846	(1)	5.87
Investments — taxable	1,098,822	16,615	6.05	614,163	9,506		6.19

Total interest earning assets	5,569,690	78,081	5.61%	5,690,488	95,265		6.70%

Goodwill and core deposit intangibles	75,401			76,784
Other non-interest earning assets	433,038			436,982

Total Assets	$6,078,129			$6,204,254

Deposits:
Savings	$552,094	1,284	0.94%	$605,940	3,401		2.25%
NOW	941,964	1,898	0.81	782,018	1,749		0.90
Money market	617,013	2,427	1.58	677,545	4,789		2.84
Certificates of deposit	917,133	8,899	3.90	993,458	11,535		4.66

Total interest bearing deposits	3,028,204	14,508	1.93	3,058,961	21,474		2.82

Short-term borrowed funds	166,031	788	1.91	157,230	2,091		5.33
Advances from FHLB	1,389,835	12,433	3.60	1,344,855	18,102		5.40
Long-term debt	26,274	429	6.57	29,373	638		8.71

Total interest bearing liabilities	4,610,344	28,158	2.46	4,590,419	42,305		3.70
Demand deposits	878,906			989,434
Non-interest bearing other liabilities	45,770			50,800

Total Liabilities	5,535,020			5,630,653
Stockholder’s equity	543,109			573,601

Total liabilities and stockholder’s equity	$6,078,129			$6,204,254

Net tax equivalent interest income/ net interest spread		$49,923	3.15%		$52,960		3.00%

Tax equivalent adjustment		—			(2,046)

Net interest income		49,923			50,914

Margin
Interest income/interest earning assets			5.61%				6.70%
Interest expense/interest earning assets			2.03				2.98

Net interest margin (tax equivalent)			3.58%				3.72%

(1)	The tax equivalent basis is computed using a 35% tax rate.

Bank Operations
Average Balance Sheet — Yield / Rate Analysis

	For the Six Months Ended
	June 30, 2008			June 30, 2007
	Average	Revenue/	Yield/	Average	Revenue/		Yield/
( in thousands)	Balance	Expense	Rate	Balance	Expense		Rate
Loans:
Residential real estate	$2,124,470	58,121	5.47%	$2,198,636	59,692		5.43%
Commercial real estate	1,249,615	36,522	5.85	1,402,559	58,139		8.29
Consumer	732,725	18,825	5.14	621,001	23,201		7.47
Commercial business	129,659	4,772	7.36	151,562	6,793		8.96
Small business	317,838	11,362	7.15	290,522	11,676		8.04

Total loans	4,554,307	129,602	5.69	4,664,280	159,501		6.84
Investments — tax exempt	—	—	—	397,410	11,648	(1)	5.86
Investments — taxable	1,065,268	31,837	5.98	616,873	19,202		6.23

Total interest earning assets	5,619,575	161,439	5.75%	5,678,563	190,351		6.70%

Goodwill and core deposit intangibles	75,560			76,960
Other non-interest earning assets	424,767			431,552

Total Assets	$6,119,902			$6,187,075

Deposits:
Savings	$559,271	3,302	1.19%	$567,899	5,971		2.12%
NOW	934,173	4,581	0.99	776,548	3,261		0.85
Money market	613,038	5,585	1.83	664,039	8,727		2.65
Certificates of deposit	954,605	19,633	4.14	977,674	22,517		4.64

Total deposits	3,061,087	33,101	2.17	2,986,160	40,476		2.73

Short-term borrowed funds	167,386	2,113	2.54	180,478	4,723		5.28
Advances from FHLB	1,406,790	27,379	3.91	1,374,900	36,826		5.40
Long-term debt	26,365	918	7.00	29,503	1,265		8.65

Total interest bearing liabilities	4,661,628	63,511	2.74	4,571,041	83,290		3.67
Demand deposits	866,834			989,490
Non-interest bearing other liabilities	47,298			53,495

Total Liabilities	5,575,760			5,614,026
Stockholder’s equity	544,142			573,049

Total liabilities and stockholder’s equity	$6,119,902			$6,187,075

Net interest income/net interest spread		$97,928	3.01%		$107,061		3.03%

Tax equivalent adjustment		—			(4,077)

Net interest income		97,928			102,984

Margin
Interest income/interest earning assets			5.75%				6.70%
Interest expense/interest earning assets			2.27				2.96

Net interest margin			3.48%				3.74%

(1)	The tax equivalent basis is computed using a 35% tax rate.

Bank Operations Business Segment
Allowance for Loan Loss and Credit Quality

							For the Six
	For the Three Months Ended						Months Ended
(in thousands)	6/30/2008		3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Allowance for Loan Losses

Beginning balance		$83,396	94,020	92,358	54,754	50,373	94,020	43,602

Charge-offs:
Residential real estate		(1,027)	(624)	(255)	(3)	(52)	(1,651)	(203)
Commercial real estate		(14,501)	(40,591)	(3,118)	(9,444)	—	(55,092)	—
Commercial business		—	—	—	—	—	—	—
Consumer		(7,225)	(4,836)	(4,094)	(1,689)	(744)	(12,061)	(1,282)
Small business		(464)	(1,196)	(534)	(581)	(1,001)	(1,660)	(1,439)

Total charge-offs		(23,217)	(47,247)	(8,001)	(11,717)	(1,797)	(70,464)	(2,924)

Recoveries:
Residential real estate		192	—	—	—	15	192	15
Commercial real estate		—	—	—	—	304	—	304
Commercial business		3	26	14	29	777	29	819
Consumer		130	88	49	120	81	218	248
Small business		119	61	85	223	84	180	312

Total recoveries		444	175	148	372	1,261	619	1,698

Net charge-offs		(22,773)	(47,072)	(7,853)	(11,345)	(536)	(69,845)	(1,226)
Transfer specific reserves to Parent		—	(6,440)	—	—	—	(6,440)	—
Provision for loan losses		37,801	42,888	9,515	48,949	4,917	80,689	12,378

Ending balance		$98,424	83,396	94,020	92,358	54,754	98,424	54,754

Annualized net charge-offs to average loans	%	2.04	4.06	0.67	0.97	0.05	3.07	0.05

	As of
	6/30/2008		3/31/2008	12/31/2007	9/30/2007	6/30/2007
Credit Quality

Nonaccrual loans		$77,901	55,790	178,591	165,369	21,806
Nonaccrual tax certificates		2,309	2,013	2,094	1,140	711
Real estate owned		20,298	19,784	17,216	17,159	23,886
Other repossessed assets		—	—	—	—	—

Total nonperforming assets		100,508	77,587	197,901	183,668	46,403

Nonperforming assets to total loans and other assets	%	2.05	1.67	4.10	3.74	0.94
Allowance for loan losses to total loans	%	2.21	1.86	2.04	1.97	1.17
Provision to average loans	%	3.38	3.70	0.82	4.17	0.42
Allowance to nonaccrual loans	%	126.34	149.48	52.65	55.85	251.10
Nonperforming loans to total loans	%	1.75	1.25	3.87	3.53	0.47
Nonperforming assets to reserves and stockholder’s equity	%	15.50	12.46	31.45	29.11	7.47

Parent Company Business Segment Activities
Condensed Statements of Operations — Unaudited

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Net interest expense	$(4,324)	(5,374)	(5,473)	(5,476)	(4,861)	(9,698)	(9,785)
Provision for loan losses	9,446	—	—	—	—	9,446	—

Net interest income after provision for loan losses	(13,770)	(5,374)	(5,473)	(5,476)	(4,861)	(19,144)	(9,785)

Non-interest income
Income from unconsolidated subsidiaries	140	162	174	167	159	302	940
Securities activities, net	7,005	(5,079)	(4,024)	594	8,601	1,926	9,535
Other	269	271	275	156	254	540	433

Non-interest income	7,414	(4,646)	(3,575)	917	9,014	2,768	10,908

Non-interest expense
Employee compensation and benefits	1,063	912	701	14	1,280	1,975	1,706
Advertising and business promotion	98	34	62	55	130	132	200
Professional fees	215	500	98	98	135	715	228
Other	290	229	300	173	324	519	647

Non-interest expense	1,666	1,675	1,161	340	1,869	3,341	2,781

(Loss) income from parent company activities before income taxes	(8,022)	(11,695)	(10,209)	(4,899)	2,284	(19,717)	(1,658)
(Benefit) provision for income taxes	(2,718)	(4,112)	(3,655)	(2,401)	961	(6,830)	(138)

Net (loss) income from parent company business segment	$(5,304)	(7,583)	(6,554)	(2,498)	1,323	(12,887)	(1,520)

Condensed Statements of Financial Condition — Unaudited

	As of
(in thousands)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
ASSETS
Cash	$17,261	27,624	9,163	12,540	28,332
Securities	18,664	28,864	185,724	201,155	193,979
Investment in subsidiaries	638,679	634,447	535,281	538,691	566,787
Investment in unconsolidated subsidiaries	8,820	8,820	8,820	8,839	8,685
Other assets	21,006	30,672	16,339	8,466	8,370

Total assets	$704,430	730,427	755,327	769,691	806,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Subordinated debentures and notes payable	$294,195	294,195	294,195	294,195	289,040
Other liabilities	2,029	2,336	1,811	3,607	4,389

Total liabilities	296,224	296,531	296,006	297,802	293,429

Stockholders’ equity	408,206	433,896	459,321	471,889	512,724

Total liabilities and stockholders’ equity	$704,430	730,427	755,327	769,691	806,153

Parent Company Business Segment
Allowance for Loan Loss and Credit Quality

	For the Three		For the Six
Parent Company and Work-out Subsidiary	Months Ended		Months Ended
(in thousands)	6/30/2008	3/31/2008	6/30/2008
Allowance for Loan Losses

Beginning balance	$6,440	—	—
Charge-offs	(8,184)	—	(8,184)
Specific reserves transfer from BankAtlantic	—	6,440	6,440
Provision for loan losses	9,446	—	9,446

Ending balance	$7,702	6,440	7,702

	As of
	6/30/2008	3/31/2008
Credit Quality
Nonaccrual loans	$90,412	101,493
Specific reserves	(7,702)	(6,440)

Nonaccrual loans, net	$82,710	95,053

Consolidated BankAtlantic Bancorp and Subsidiaries
Nonperforming Assets and Credit Quality Statistics

	As of
(in thousands)	6/30/2008		3/31/2008
Nonperforming Assets
Commercial real estate		$138,808	130,645
Residential		18,208	15,141
Consumer		4,495	4,374
Commercial business		5,638	6,231
Small business		1,165	893

Total nonaccrual loans		168,314	157,284
Nonaccrual tax certificates		2,309	2,013
Real estate owned		20,298	19,784
Other repossessed assets		—	—

Total nonperforming assets, gross		$190,921	179,081

Credit Quality Statistics
Nonperforming assets, gross to total loans and other assets	%	3.83	3.77
Allowance for loan losses to total loans	%	2.33	1.96
Provision to average loans	%	4.13	3.70
Allowance to nonaccrual loans	%	63.05	57.12

BankAtlantic Bancorp, Inc. and Subsidiaries
Summary of Selected Financial Data (unaudited)

							For the Six
		For the Three Months Ended					Months Ended
		6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Earnings (in thousands):
Net (loss) income from continuing operations		$(19,363)	(24,564)	(9,926)	(29,610)	11,728	(43,927)	9,524
Net (loss) income		$(19,363)	(23,443)	(9,926)	(29,610)	11,620	(42,806)	17,336

Average Common Shares Outstanding (in thousands):
Basic		56,117	56,097	56,054	56,832	59,190	56,107	59,908
Diluted		56,117	56,097	56,054	56,832	59,929	56,107	60,922

Key Performance Ratios
Basic (loss) earnings per share from continuing operations		$(0.35)	(0.44)	(0.18)	(0.52)	0.20	(0.78)	0.16
Diluted (loss) earnings per share from continuing operations		$(0.35)	(0.44)	(0.18)	(0.52)	0.20	(0.78)	0.16
Basic (loss) earnings per share		$(0.35)	(0.42)	(0.18)	(0.52)	0.20	(0.76)	0.29
Diluted (loss) earnings per share		$(0.35)	(0.42)	(0.18)	(0.52)	0.19	(0.76)	0.28
Return on average tangible assets from continuing operations	(note 1)%	(1.26)	(1.57)	(0.63)	(1.85)	0.74	(1.41)	0.30
Return on average tangible equity from continuing operations	(note 1)%	(21.63)	(25.73)	(9.96)	(27.45)	10.47	(23.75)	4.24

Average Balance Sheet Data (in millions):
Assets		$6,235	6,350	6,354	6,479	6,407	6,292	6,423
Tangible assets	(note 1)	$6,160	6,274	6,278	6,402	6,330	6,217	6,344
Loans		$4,571	4,642	4,654	4,693	4,678	4,607	4,644
Investments		$1,138	1,191	1,172	1,244	1,194	1,164	1,168
Deposits and escrows		$3,907	3,949	3,960	3,984	4,048	3,928	3,975
Stockholders’ equity		$435	459	471	506	525	447	527
Tangible stockholders’ equity	(note 1)	$358	382	399	431	448	370	449

Note:

(1)	Average tangible assets is defined as average total assets less average goodwill and core deposit intangibles. Average tangible equity is defined as average total stockholders’ equity less average goodwill, core deposit intangibles and other comprehensive income.

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)

	June 30,	December 31,
(in thousands, except share data)	2008	2007
ASSETS
Cash and cash equivalents	$308,554	124,574
Securities available for sale (at fair value)	759,023	925,363
Investment securities (approximate fair value: $2,036 and $44,688)	2,036	39,617
Financial instruments accounted for at fair value	13,257	10,661
Tax certificates net of allowance of $4,010 and $3,289	416,084	188,401
Loans receivable, net of allowance for loan losses of $106,126 and $94,020	4,442,529	4,524,188
Federal Home Loan Bank stock, at cost which approximates fair value	85,657	74,003
Real estate held for development and sale	23,254	33,741
Real estate owned	20,298	17,216
Office properties and equipment, net	222,484	243,863
Goodwill and other intangible assets	75,200	75,886
Other assets	146,599	121,304

Total assets	$6,514,975	6,378,817

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits
Demand	$891,142	824,211
NOW	939,714	900,233
Savings	526,303	580,497
Money market	621,899	624,390
Certificates of deposit	955,921	1,024,074

Total deposits	3,934,979	3,953,405
Advances from FHLB	1,657,036	1,397,044
Securities sold under agreements to repurchase	53,209	58,265
Federal funds purchased and other short term borrowings	75,000	108,975
Subordinated debentures and bonds payable	26,287	26,654
Junior subordinated debentures	294,195	294,195
Other liabilities	66,063	80,958

Total liabilities	6,106,769	5,919,496

Stockholders’ equity:
Common stock	562	561
Additional paid-in capital	218,922	216,692
Retained earnings	192,780	236,150

Total stockholders’ equity before accumulated other comprehensive (loss) income	412,264	453,403
Accumulated other comprehensive (loss) income	(4,058)	5,918

Total stockholders’ equity	408,206	459,321

Total liabilities and stockholders’ equity	$6,514,975	6,378,817

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)

						For the Six
	For the Three Months Ended					Months Ended
(in thousands)	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
INTEREST INCOME:
Interest and fees on loans	$61,583	68,136	74,415	80,082	79,914	129,719	159,501
Interest on securities available for sale	10,553	10,490	8,075	4,835	4,628	21,043	9,189
Interest on tax exempt securities	—	14	1,266	3,838	3,800	14	7,596
Interest on tax certificates	4,926	3,565	3,939	4,589	3,768	8,491	7,777
Interest and dividends on taxable investments	1,425	1,527	1,727	1,552	1,665	2,952	3,252

Total interest income	78,487	83,732	89,422	94,896	93,775	162,219	187,315

INTEREST EXPENSE:
Interest on deposits	14,508	18,593	21,443	22,558	21,473	33,101	40,475
Interest on advances from FHLB	12,433	14,946	17,443	18,987	18,103	27,379	36,826
Interest on short-term borrowed funds	725	1,279	2,068	2,940	2,010	2,004	4,565
Interest on long-term debt	5,220	6,283	6,650	6,652	6,136	11,503	12,250

Total interest expense	32,886	41,101	47,604	51,137	47,722	73,987	94,116

NET INTEREST INCOME	45,601	42,631	41,818	43,759	46,053	88,232	93,199
Provision for loan losses	47,247	42,888	9,515	48,949	4,917	90,135	12,378

NET INTEREST INCOME AFTER PROVISION	(1,646)	(257)	32,303	(5,190)	41,136	(1,903)	80,821

NON-INTEREST INCOME:
Service charges on deposits	24,466	24,014	26,342	25,894	25,808	48,480	50,403
Other service charges and fees	7,121	7,433	7,171	7,222	7,524	14,554	14,557
Securities activities, net	8,965	(4,738)	(3,163)	1,207	8,813	4,227	10,368
Gain on sales of loans	129	76	68	88	138	205	338
Income from unconsolidated subsidiaries	287	1,275	337	348	669	1,562	1,815
Other	2,908	2,579	1,690	1,863	2,532	5,487	4,755

Total non-interest income	43,876	30,639	32,445	36,622	45,484	74,515	82,236

NON-INTEREST EXPENSE:
Employee compensation and benefits	33,181	35,155	37,922	34,258	37,908	68,336	78,998
Occupancy and equipment	16,172	16,386	17,026	16,954	15,927	32,558	31,871
Advertising and business promotion	3,662	4,895	5,659	4,276	4,209	8,557	10,067
Professional fees	2,219	2,760	3,067	2,542	1,368	4,979	3,081
Check losses	2,101	2,718	3,547	3,341	2,731	4,819	4,588
Supplies and postage	1,282	1,006	1,502	1,159	1,632	2,288	3,485
Telecommunication	1,331	1,502	1,348	1,286	1,556	2,833	2,937
Impairment, restructuring and exit activities	5,952	(115)	5,681	11,005	1,122	5,837	3,675
Other	7,839	5,726	6,720	6,858	6,724	13,565	13,968

Total non-interest expense	73,739	70,033	82,472	81,679	73,177	143,772	152,670

(Loss) income from continuing operations before income taxes	(31,509)	(39,651)	(17,724)	(50,247)	13,443	(71,160)	10,387
(Benefit) provision for income taxes	(12,146)	(15,087)	(7,798)	(20,637)	1,715	(27,233)	863

(Loss) income from continuing operations	(19,363)	(24,564)	(9,926)	(29,610)	11,728	(43,927)	9,524
Discontinued operations	—	1,121	—	—	(108)	1,121	7,812

Net (loss) income	$(19,363)	(23,443)	(9,926)	(29,610)	11,620	(42,806)	17,336

BankAtlantic Bancorp, Inc. and Subsidiaries
Consolidated Average Balance Sheet (unaudited)

		For the Three Months Ended
(in thousands except percentages and per share data)		6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Loans:
Residential real estate		$2,086,519	2,162,421	2,196,552	2,245,138	2,215,606
Commercial real estate		1,292,627	1,307,236	1,317,578	1,346,842	1,384,405
Consumer		743,123	722,327	697,764	662,320	635,370
Commercial business		129,332	131,770	132,677	134,390	147,026
Small business		319,096	318,588	309,322	304,388	295,483

Total Loans		4,570,697	4,642,342	4,653,893	4,693,078	4,677,890
Investments — taxable		1,137,831	1,186,441	1,036,382	841,486	795,156
Investments — tax exempt		—	4,314	135,961	402,482	399,160

Total interest earning assets		5,708,528	5,833,097	5,826,236	5,937,046	5,872,206
Goodwill and core deposit intangibles		75,401	75,718	76,068	76,419	76,784
Other non-interest earning assets		450,999	440,961	451,397	465,427	457,817

Total assets		$6,234,928	6,349,776	6,353,701	6,478,892	6,406,807

Tangible assets	(note 1)	$6,159,527	6,274,058	6,277,633	6,402,473	6,330,023

Deposits:
Demand deposits		$878,864	854,534	885,006	922,293	989,259
Savings		552,094	566,448	589,966	611,862	605,939
NOW		941,964	926,381	830,898	792,462	782,018
Money market		617,013	609,062	638,041	660,925	677,545
Certificates of deposit		917,133	992,078	1,015,940	996,415	993,458

Total deposits		3,907,068	3,948,503	3,959,851	3,983,957	4,048,219
Short-term borrowed funds		148,407	163,124	182,134	225,034	151,656
FHLB advances		1,389,835	1,423,746	1,368,242	1,398,245	1,344,855
Long-term debt		320,469	320,650	321,885	318,762	293,489

Total borrowings		1,858,711	1,907,520	1,872,261	1,942,041	1,790,000
Other liabilities		34,023	34,673	50,554	46,805	43,465

Total liabilities		5,799,802	5,890,696	5,882,666	5,972,803	5,881,684

Stockholders’ equity		435,126	459,080	471,035	506,089	525,123

Total liabilities and stockholders’ equity		$6,234,928	6,349,776	6,353,701	6,478,892	6,406,807

Other comprehensive income (loss) in stockholders’ equity		1,679	1,496	(3,562)	(1,765)	377

Tangible stockholders’ equity	(note 1)	$358,046	381,866	398,529	431,435	447,962

Net Interest Margin		3.18%	2.91%	2.95%	3.11%	3.27%

Period End
Total loans, net		$4,442,529	4,483,305	4,524,188	4,586,625	4,618,690
Total assets		6,514,975	6,390,690	6,378,817	6,485,593	6,495,047
Total stockholders’ equity		408,206	433,896	459,321	471,889	512,724
Class A common shares outstanding		51,256,912	51,228,719	51,196,175	51,168,201	53,212,871
Class B common shares outstanding		4,876,124	4,876,124	4,876,124	4,876,124	4,876,124
Cash dividends		281,431	280,524	281,130	2,315,458	2,386,145
Common stock cash dividends per share		0.005	0.005	0.005	0.0412	0.0410
Closing stock price		1.76	3.91	4.10	8.67	8.61
High stock price for the quarter		4.15	5.80	9.60	9.25	11.25
Low stock price for the quarter		1.56	3.32	2.89	7.50	8.38
Book value per share		7.27	7.73	8.19	8.42	8.83